Exhibit (k)(2)

TRANSFER AGENT AND REGISTRAR AGREEMENT

This Transfer Agent and Registrar Agreement (this "Agreement") dated as of the date of electronic consent ("Effective Date") by and between:

Fundrise Innovation Fund II, LLC, a Delaware limited liability company (the "Issuer"), and Vinyl Equity, Inc., a Delaware corporation ("Vinyl"), each a “Party” and collectively, the "Parties".

WHEREAS, the Issuer desires that Vinyl perform certain transfer agent and registrar services and Vinyl desires to perform such services and serve as transfer agent and registrar for the record and beneficial interests in the uncertificated common shares of the Issuer (the “Shares”),

NOW, THEREFORE, in consideration of the mutual promises herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.	Appointment as Transfer Agent and Registrar

1.1	The Issuer hereby appoints Vinyl as its sole transfer agent and registrar for the Shares of the Issuer, and Vinyl hereby accepts such appointment based upon the terms herein contained and agreed by the Parties. Vinyl shall perform the functions customarily performed by a transfer agent and registrar that are reasonably necessary to provide the services expressly set forth in this Agreement and Exhibit A. Any other services shall be provided pursuant to Section 6.1.

2.	Registers of Holders and Transfers

2.1	Vinyl shall keep the register of holders (the “Register’) and shall make and register the transfers of Shares. At no time shall Vinyl act as a broker-dealer and will not execute any sale of Shares on behalf of any holder thereof. Subject to any laws and government regulations in force from time to time and to any general or particular instructions as may from time to time be given to it by the Issuer, and subject to any other written agreement applicable to Vinyl from time to time, Vinyl shall:

a)	make such entries from time to time in the Register as are necessary in order that the accounts of each holder of Shares be properly and accurately kept and transfers of Shares properly recorded;

b)	upon payment of any applicable fees or taxes in respect of the transfer of Shares, and upon receipt of such documents as Vinyl may deem necessary, effect the transfer of Shares to the transferees thereof;

c)	record on the Register the particulars of all transfers of Shares; and

d)	furnish to the Issuer, upon the reasonable request, such statements, lists, entries, information and material, concerning transfers and other matters, as are maintained or prepared by it pursuant hereto.

3.	Direct Registration and Certificates

3.1	Shares issued shall be held in “book entry” form via the Direct Registration System (“DRS”) and evidenced by DRS statements. The Issuer hereby confirms that it has reviewed its articles of incorporation, by-laws and other governing documents and such documents allow for the issuance of book-based securities (“DRS positions”). The Issuer acknowledges and agrees that upon receipt of written instructions from the Issuer to Vinyl, Vinyl may issue DRS positions represented by DRS statements by email or other means, on all new Share issuances and/or transfers.

3.2	In the case the Issuer has Share certificates outstanding on its books that were issued prior to the Effective Date of this agreement, the Issuer shall deliver to Vinyl, specimens of all forms of certificates of the Issuer approved and authorized by the Board of Directors of the Issuer. Vinyl shall convert any such certificate presented for transfer, cancellation or otherwise, to a corresponding DRS position.

3.3	In the case of the loss, theft or destruction of any previously issued Share certificate, before a DRS position will be issued, Vinyl must receive:

a)	evidence satisfactory to Vinyl of the loss, theft or destruction of such certificate; and

b)	an open penalty bond indemnifying each of the Issuer and Vinyl from any claims, suits, losses, damages, costs, and fees connected with the issue of such replacement DRS Shares, or by reason of the original certificate for Shares remaining outstanding. Such open penalty bond shall be issued by an insurance company licensed to do business in all states in the United States and shall be in a form acceptable to Vinyl.

3.4	The Issuer represents and warrants to Vinyl that (i) the Issuer is duly organized, validly existing and in good standing under the laws of its state of organization; (ii) the Issuer is empowered under applicable laws and governing instruments to enter into and perform this Agreement; (iii) all corporate proceedings required by such governing instruments and applicable law have been taken to authorize the Issuer to enter into and perform this Agreement; (iv) all Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended (“1933 Act”) and any other applicable federal or state statute or that was exempt from such registration; and (v) all Shares issued and outstanding on the date of this Agreement are duly authorized, validly issued, fully paid and non-assessable. The Issuer represents and warrants that each future issuance of Shares for which Vinyl acts as transfer agent hereunder will be duly authorized, validly issued, fully paid and non-assessable and will be made pursuant to an offering registered under the 1933 Act or exempt from such registration. Upon Vinyl’s reasonable request in connection with a particular issuance, the Issuer shall cause its counsel to deliver an opinion to that effect.

3.5	Vinyl represents and warrants to the Issuer that (i) it is duly organized under the laws of its state of organization, validly existing, and in good standing under the laws of its state of organization; (ii) it has full power and authority to enter into and perform this Agreement; (iii) the execution and performance of this Agreement has been duly authorized; and (iv) it is duly registered as a transfer agent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is in compliance with its obligations under the Exchange Act and the rules and regulations thereunder in all material respects.

3.6	Vinyl shall be entitled to treat as valid any Share certificate or DRS position for Shares purporting to have been issued by or on behalf of the Issuer prior to the effective date of this Agreement and the Issuer shall indemnify and save harmless Vinyl, its officers, directors, employees, successors, assigns and agents from any liability or claims that may be made against any of them by reason of Vinyl treating any such certificate or DRS position as valid in the absence of willful misconduct, bad faith, gross negligence, or material breach of this Agreement by Vinyl, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision. Vinyl is hereby expressly relieved from any duty or obligation to verify the signature or the authority to sign of the person or persons purporting to sign any such certificate on behalf of the Issuer or on behalf of any other institution that was appointed the transfer agent of the Shares prior to the Effective Date.

3.7	For the avoidance of doubt, Vinyl shall not be responsible for any transfer or issuance of Shares that has not been effected by Vinyl.

4.	Dividend Paying Agent

4.1	The Issuer hereby appoints Vinyl as agent to distribute, to holders of Shares, dividends as may from time to time be declared by the board of directors of the Issuer, and Vinyl hereby accepts such appointment upon the terms herein contained.

4.2	Vinyl shall disburse dividends in accordance herewith upon receiving written direction from the Issuer and a copy of a resolution of the board of directors of the Issuer declaring such dividends, accompanied by a secretary’s certificate of the Issuer reasonably acceptable to Vinyl, and a copy of any other document(s) required by the Issuer’s listing exchange(s) to issue a dividend to holders of Shares.

4.3	At least one business day before the date on which such dividends are payable, the Issuer shall deliver to Vinyl by electronic transfer, funds sufficient to pay such dividends, or make such other arrangements for the provision of funds as may be agreed between the Parties.

All funds received by Vinyl under this Agreement that are to be distributed or applied by Vinyl in the performance of services hereunder (the “Funds”) shall be held by Vinyl as agent for the Issuer and deposited in one or more bank accounts to be maintained by Vinyl in its name as agent for the Issuer. Vinyl shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Vinyl in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Vinyl may from time to time receive investment earnings in connection with such deposits or investments. Vinyl shall not be obligated to pay such investment earnings to the Issuer or any other party

5.	Unclaimed Property and Lost Shareholder Search Services

5.1	To the extent required by applicable unclaimed property laws or if requested by the Issuer, Vinyl will provide, or cause to be provided, unclaimed property reporting services for unclaimed property that may be deemed abandoned or otherwise subject to unclaimed property law. Such services may include (without limitation):

a)	identification of unclaimed or abandoned property,

b)	preparation of unclaimed or abandoned property reports,

c)	delivery of unclaimed or abandoned property to the applicable state unclaimed property departments,

d)	completion of required due diligence notifications,

e)	responses to inquiries from investors in Shares (“Shareholders”) relating to unclaimed or abandoned property, and

f)	such other services as may reasonably be necessary to comply with unclaimed property laws or regulations.

5.2	The Issuer shall assist and cooperate with Vinyl as reasonably necessary in connection with the performance of the services described in this Section 5. Vinyl shall assist the Issuer in responding to:

a)	inquiries from state unclaimed property departments regarding reports filed by or on behalf of the Issuer, or

b)	requests for the confirmation of names of owners of unclaimed or abandoned property.

5.3	Pursuant to SEC Rules (See SEC Rule 17Ad-17 of the Exchange Act, Vinyl is required to provide the following services regarding lost Shareholder accounts:

a)	Conduct a national database search between three and twelve months after a lost securityholder account is identified.

b)	If the first national database search is not successful in locating the lost securityholder, conduct a second search between six and twelve months later.

c)	Report to the SEC in required transfer agent filings, information about the age of the lost security holder accounts and amounts escheated to the various states.

d)	Exceptions to the SEC search requirements include deceased shareholders, shareholders that are not natural persons and cases where the value of all amounts due to the security holder (market value of the security, plus dividends and interest payable) are less than $25.

5.4	Vinyl reserves the right to work with service providers, contractors, or agents, to conduct unclaimed property reporting services and national database searches to locate lost Shareholders, or their beneficiaries or survivors. The Issuer shall not be charged for the national database searches described in Section 5.3. The service providers shall inform the Shareholders that they may elect (x) to contact Vinyl at no charge other than at Vinyl’s applicable fees or (y) to utilize the services of a Shareholder locating service provider for a fee, which shall not exceed the maximum fee allowed under the applicable state’s unclaimed property rules.

The Issuer agrees to reimburse Vinyl for reasonable fees and expenses incurred by Vinyl in the course of providing the unclaimed property reporting services described in Section 5.1. Such fees and expenses may be assessed periodically by Vinyl in accordance with the services provided and Exhibit A.

6.	Other Services and Obligations

6.1	Vinyl shall perform such other services normally incident with the role of transfer agent and registrar or dividend paying agent, but not expressly set forth herein or in the attached Exhibit A, as the Issuer may request in writing from time to time for such fees as may be agreed to from time to time between the parties, which will be set forth in a mutually agreeable addendum hereto.

6.2	Vinyl may be required to perform other work on behalf of the Issuer with respect to legislation or regulatory fiat (related to the Exchange Act, the Internal Revenue Service Tax Code, state escheatment laws or other) which becomes effective after the date of this Agreement. Vinyl is hereby authorized, at its reasonable discretion, to perform such work. Any additional compensation for such work shall be as agreed by the Parties in accordance with Section 18.1.

6.3	The Issuer acknowledges and agrees that Vinyl may, notwithstanding any other provision of this Agreement, appoint one or more agents ("Co-agents") to maintain branch registers or records of transfers or perform certain functions in respect of cities in which Vinyl does not have an office (which may be required by the Issuer to maintain or achieve a listing on a particular stock exchange or to meet a regulatory requirement). The fees and expenses of any such Co-agent appointed at the Issuer’s request or to satisfy a listing or regulatory requirement applicable to the Issuer shall be for the Issuer’s account; the fees and expenses of any subcontractor engaged by Vinyl to perform its own obligations hereunder shall be for Vinyl’s account. Vinyl shall be fully responsible to the Issuer for the acts and omissions of any subcontractor or Co-agent as it is for its own acts and omissions under this Agreement (only to the extent such subcontractor or Co-agent is engaged directly by Vinyl to perform its own obligations hereunder), provided that Vinyl exercised reasonable care in selecting such parties.

6.4	Vinyl shall make available to the Issuer and holders of Shares, through its online platform and web sites, including but not limited to www.vinylequity.com (collectively, “Web Site”), online access to certain account and holder information and certain transaction capabilities (“Internet Services”), subject to Vinyl’s security procedures and the terms and conditions set forth herein and on the Web Site (such terms and conditions on the Web Site, “Website T&C”). Vinyl provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

6.5	The Issuer agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to the Issuer by Vinyl as part of the services provided under this Agreement (or reasonably ancillary) hereto are under the control and ownership of Vinyl or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder data is not Proprietary Information. The Issuer agrees that Proprietary Information is of substantial value to Vinyl or other third party and will treat all Proprietary Information as confidential in accordance with Section 13 of this Agreement. The Issuer shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 6.5.

6.6	Vinyl is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

6.7	Vinyl shall maintain plans for business continuity, disaster recovery, and backup capabilities and facilities to ensure Vinyl’s continued performance of its obligations under this Agreement. Vinyl agrees to provide a summary of such business continuity plan to the Issuer upon request, and shall test its business continuity plan a minimum of once each calendar year.

6.8	Vinyl shall, upon request, provide reasonable and customary information or reports to the Issuer or the Issuer’s chief compliance officer, as reasonably necessary to assist the Issuer or the Issuer’s chief compliance officer in their efforts to comply with Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

6.9	To the extent the Issuer makes periodic offers to repurchase Shares from holders (each, a “Repurchase Program”), the Issuer hereby appoints Vinyl to perform repurchase services in connection with such Repurchase Program. Within five (5) business days of receipt of a repurchase file from the Issuer in good order and in a file format acceptable to Vinyl, Vinyl shall debit the number of Shares set forth in the file. The Issuer shall be solely responsible for determining the eligibility of holders, the applicable repurchase price, monitoring any limitations on repurchases, making all repurchase payments and performing all required tax withholding, reporting and filing for repurchases, and complying with the rules applicable to the Repurchase Program.

7.	Signatories

7.1	In connection with the execution of this Agreement, the Issuer shall deliver to Vinyl a list of the individuals authorized to sign written instructions, officer’s certificates (which officer’s certificates shall include specimen signatures, as required under Vinyl’s regulatory obligations), and other documents on behalf of the Issuer.

7.2	The Issuer shall deliver evidence of the appointment of its signatories as such evidence may be requested from time to time by Vinyl. The Issuer shall promptly advise Vinyl, in writing, as to any changes in the authorized signatories of the Issuer and Vinyl shall not be charged with notice of any such change in authorized signatories unless and until such notice is provided in writing in accordance with Section 17.

7.3	Vinyl may act and rely upon, and shall incur no liability and shall be fully indemnified by the Issuer from any liability whatsoever in acting in accordance with (i) any signature, certificate or other document reasonably believed by it in good faith to be genuine and to have been signed by the proper person or persons and furnished to it by or on behalf of the Issuer or a holder of Shares, (ii) any statement of fact contained in any such writing or instruction which Vinyl reasonably and in good faith does not believe to be inaccurate; and (iii) the apparent authority of any person to act on behalf of the Issuer or a holder of Shares as having actual authority to the extent of such apparent authority. Vinyl may refuse to process any requested transfer or perform any other act requested of it if it is not satisfied as to the propriety of the request or the sufficiency of the evidence provided in support of such request, provided that Vinyl promptly notifies the Issuer of the deficiency and affords the Issuer a reasonable opportunity to cure. Vinyl shall further be entitled to rely on any information, records and documents provided to Vinyl by a former transfer agent or former registrar on behalf of the Issuer and on the conformity to the original of any copy.

8.	Authorization to Act on Electronic Instructions

8.1	The Issuer hereby directs Vinyl to accept and act upon directions including treasury orders submitted via its online platform or email.

8.2	The Issuer acknowledges that:

a)	Email is not a secure means of communication. Some of the risks of email communications are that:

i.	someone could intercept, read, retransmit or alter a communication;

ii.	emails can be lost, delivered late, or not received; and

iii.	someone can send unauthorized emails that appear to emanate from a secure source.

b)	In reviewing directions received via email, Vinyl shall rely upon the specimen signatures of the individuals authorized to sign for the Issuer, as provided by the Issuer, from time to time.

8.3	Vinyl shall be entitled to act upon any direction received via email or submitted via its online platform that Vinyl reasonably believes to be genuine.

8.4	Vinyl retains the right, at all times, to refuse to process any direction received by email or submitted via its online platform, where Vinyl questions the legitimacy of the direction. Where Vinyl questions the legitimacy of a direction, Vinyl shall make a good faith effort to promptly confirm the legitimacy of the direction, which may include requesting an originally signed direction. Vinyl shall not be liable to the Issuer and shall be fully indemnified by the Issuer from any liability whatsoever for any losses caused by Vinyl’s reasonable refusal to act on a direction that Vinyl is not able to confirm, in its sole discretion, to be legitimate.

9.	Legal Advice and Appointment of Service Providers

9.1	Vinyl is hereby authorized, at its discretion and, where such referral or engagement is made at the Issuer’s request or in connection with a matter for which the Issuer is obligated to indemnify Vinyl under Section 11, at the expense of the Issuer:

a)	to refer all documents or requests relating to any transfers or any other matters contemplated by this Agreement or requested to be performed pursuant to this Agreement to the Issuer's or Vinyl’s legal counsel for advice, and Vinyl shall be entitled but not required to rely on such advice; and

b)	to employ such counsel, consultants, experts, advisers, agents or agencies as it may reasonably require for the purpose of discharging its duties hereunder and shall not be responsible for the actions or conduct of such parties where reasonable care was taken in selecting such parties.

10.	Consent to Use of Name and Logo

10.1	The parties may disclose in regulatory filings, marketing materials and in other communications the fact that Vinyl has been appointed pursuant to this Agreement. The Issuer may file this Agreement with the Securities and Exchange Commission to the extent required by applicable law, and shall use commercially reasonable efforts to seek confidential treatment of Exhibit A and/or otherwise avoid public disclosure of the fee information in Exhibit A to the extent permitted.

10.2	The Issuer grants Vinyl a revocable limited license to use the Issuer’s logo (“Logo”) in connection with the Transfer Agent’s use of any electronic images and print images, including, but not limited to, the Vinyl website, proxy website, statements, proxies, envelopes, letterhead and checks. The Issuer will supply its Logo to Vinyl as an electronic file or in another mutually acceptable format. Vinyl agrees to discontinue use of the Logo within thirty (30) days after receiving writing notice from the Issuer that permission to use the Logo has been terminated.

11.	Limitation of Liability and Indemnification

11.1	To the fullest extent permitted by applicable law, no Party, nor its directors, employees, agents, partners, suppliers or content providers, shall be liable under contract, tort, strict liability, negligence or any other legal or equitable theory with respect to the subject matter of this agreement: (i) for any lost profits, data loss, cost of procurement of substitute goods or services, or special, indirect, incidental, punitive, or consequential damages of any kind whatsoever, (however arising), (ii) for any bugs, viruses, Trojan horses, or the like (regardless of the source of origination), or (iii) for any action taken or omitted to be taken by Vinyl under or in connection with this Agreement. Notwithstanding the foregoing, Vinyl shall be liable, subject to Section 11.3, for losses finally determined by a court of competent jurisdiction to have been caused principally and directly by Vinyl's gross negligence, bad faith or willful misconduct, or material breach of this Agreement.

11.2	Notwithstanding any other provision of this Agreement, and except in the case of Vinyl’s fraud or willful misconduct, Vinyl’s aggregate liability under this Agreement, including under Section 11.5, shall be limited to the greater of:

a)	the amount deposited with it for the purpose of a distribution in respect of all or part of which the claim of liability has been made and,

b)	the amount of fees paid by the Issuer to Vinyl in the twelve (12) months immediately preceding the first receipt by Vinyl of notice of the claim.

11.3	The Issuer hereby agrees to indemnify and hold harmless Vinyl and each of its directors, officers, employees, shareholders and agents (each, an "Indemnified Party"), from and against any and all claims, demands, assessments, proceedings, suits, actions, losses, penalties, judgments, damages, costs, expenses, fees and liabilities whatsoever, including, without limitation, legal fees and expenses on a solicitor and client basis, that any Indemnified Party may suffer or incur, or that may be asserted against any of them, in consequence of, arising from or in any way relating to this Agreement (as the same may be amended, modified or supplemented from time to time), except where same results from the willful misconduct, bad faith, gross negligence, or material breach of this Agreement by such Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.4	Vinyl shall indemnify and hold harmless the Issuer and its officers, directors, employees and agents from and against any and all losses, claims, damages, liabilities and expenses arising out of or attributable to Vinyl’s willful misconduct, bad faith, gross negligence, or material breach of this Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.5	An indemnifying Party shall not be liable for any settlement of any claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying Party shall not, without the prior written consent of an Indemnified Party, effect any settlement that includes any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party, or that does not include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such claim.

11.6	Notwithstanding and without limitation of any other provision of this Agreement, and notwithstanding whether such losses or damages are foreseeable or unforeseeable, Vinyl and each Indemnified Party shall not be liable under any circumstances whatsoever for any breach by any other person, which term includes corporations, partnerships, trusts or other entities, of securities law or other rule of any securities regulatory authority, for lost profits or for special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

11.7	The provisions of this Section 11 shall survive the resignation or removal of Vinyl as the Issuer’s transfer agent and registrar and the termination of this Agreement.

12.	Protection of Vinyl

12.1	Vinyl shall:

a)	retain the right not to act and shall not be liable for refusing to act unless it has received clear instructions and/or documentation (which documentation must not require the exercise of any discretion or independent judgment) and sufficient time to give effect to such instructions and/or documentation;

b)	retain the right to refuse the transfer of any Shares until such time as Vinyl is satisfied in good faith that:

i.	the Share certificate, if applicable, presented to Vinyl is valid;

ii.	the endorsement on the Share certificate or appended stock power of attorney or securities transfer form, as applicable, is genuine; and

iii.	the transfer requested is properly and legally authorized.

c)	be required to disburse funds only to the extent that funds have been deposited with it;

d)	incur no liability with respect to the delivery or non-delivery of any Share certificate whether delivered by hand, mail or other means;

e)	with respect to any amount held on account of dividends or other distributable amount which is unclaimed or which cannot be paid for any reason, be under no obligation to invest or reinvest the same but shall, subject to any applicable unclaimed property legislation, only be obligated to hold same in a current or other non-interest bearing account pending payment to the person or persons entitled thereto, and shall be entitled to retain for its own account any benefit earned by the holding of same prior to its disposition in accordance with this Agreement;

f)	retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, Vinyl, in its sole judgment, reasonably determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist financing legislation, regulation or guideline. Further, should Vinyl, in its sole judgment, reasonably determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then Vinyl shall have the right to terminate this Agreement and resign as the Issuer’s transfer agent and registrar on 10 days’ written notice to the Issuer, provided that (i) Vinyl’s written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to Vinyl’s satisfaction within such 10 day period, then such termination and resignation shall not be effective; and

g)	be under no obligation to prosecute or defend any action or suit in respect of its agency relationship under this Agreement, but will do so at the request of the Issuer provided that the Issuer furnishes indemnity and funding reasonably satisfactory to Vinyl, against any liability, cost or expense which might be incurred.

13.	Confidentiality and Data Privacy

13.1	For purposes of this Agreement, “Confidential Information” means any and all technical or business information relating to a Party, including, without limitation, financial, marketing and product development information, customer lists, cost information, pricing information, shareholder data, Personal Information (as defined below), Proprietary Information, Shareholder Data (as defined below), and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other Party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Except for Personal Information and Proprietary Information, Confidential Information shall not include any information that is, as shown by documentary evidence: (a) already known to the other Party or its affiliates at the time of the disclosure; (b) already available to the public at the time of the disclosure or which becomes publicly available through no wrongful act or failure of the other Party; (c) subsequently disclosed to the receiving Party or its affiliates on a non-confidential basis by a third party without violation of the Receiving Party’s obligations hereunder; or (d) independently developed by one Party without access to the Confidential Information of the other.

13.2	For purposes of this Agreement, “Personal Information” means information (other than publicly available information) that can be used to identify, relates to, or is reasonably capable of being associated with, directly or indirectly, a particular living individual, including without limitation names, signatures, addresses, contact information, social security numbers and other personal identification numbers, financial data, date of birth, transaction information, user names, passwords, security codes, employee ID numbers, identity photos, and any other information defined in applicable United States privacy laws or regulations as personal information, that Vinyl receives from the Issuer, is otherwise obtained by Vinyl in connection with the Agreement, or to which Vinyl has access in the course of performing services hereunder.

13.3	For purposes of this Agreement, “Shareholder Data” means any data, information or other material about the holders of Shares, including without limitation, any data included in the individual account of each holder of Shares, whether directly or indirectly, provided, uploaded, or submitted by Issuer or the holders of Shares to Vinyl in the course of using the services provided herein, or, generated by Vinyl’s services in accordance with the terms of this Agreement.

13.4	All Confidential Information of a Party will be held in confidence by the other Party with the same degree of care as the receiving Party uses with respect to its own Confidential Information of like importance, but in any event no less than a reasonable degree of care, to avoid unauthorized disclosure or use of any of the providing Party’s Confidential Information. Neither Party will disclose in any manner Confidential Information of the other Party in any form to any third party without the other Party's prior consent; however, the receiving Party may disclose the Confidential Information to its employees, agents, consultants, financial advisors, and affiliates who in the receiving Party’s commercially reasonable judgment have a specific and demonstrable need to know such Confidential Information in connection with performing the services contemplated hereunder. Notwithstanding anything else, Vinyl may disclose Shareholder Data to any third party, including financial advisors, with the consent of the applicable holder(s). To the extent that a Party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the Party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 13. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to either Party for shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the Party receiving such request will promptly notify the other Party. Each Party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order; in such circumstance, unless prevented by law, the Party disclosing such Confidential Information will promptly notify the other Party.

13.5	Despite any other provision of this Agreement, no Party hereto shall take or direct any action that would contravene, or cause the other to contravene, applicable federal and/or state laws and regulations that address the protection of Personal Information (collectively, “Privacy Laws”). The Issuer shall, prior to transferring or causing to be transferred personal information to Vinyl, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Vinyl shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, Vinyl agrees:

a)	to maintain policies and procedures to protect Personal Information and to receive and respond to any privacy complaint or inquiry;

b)	to use personal information solely for the purposes of providing its services under or reasonably ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from the Issuer or the individual involved, except as may be required by applicable law;

c)	not to sell or otherwise improperly disclose personal information to any third party; and

13.6	to employ administrative, physical and technological safeguards to reasonably secure and protect Personal Information against loss, theft, or unauthorized access, use or modification.

13.7	Upon the termination of this Agreement or upon the disclosing Party’s written request, the receiving Party shall, at the disclosing Party’s option, either destroy or return to the disclosing Party any and all Confidential Information, and copies thereof, and shall delete and purge permanently all copies and traces of the same from any storage location and/or media to the extent reasonably or technically possible. The receiving Party shall, within thirty (30) days from the termination of this Agreement or such request, provide the disclosing Party with a certificate signed by an authorized officer of the receiving Party confirming compliance. Notwithstanding the foregoing, the receiving Party may retain copies to the extent necessary for audit, regulatory purposes, or as required by applicable law, including Rules 17Ad-6 and 17Ad-7 under the Exchange Act, and in accordance with its record retention policy.

14.	Documents

14.1	The Issuer agrees that it will promptly furnish to Vinyl prior to the Effective Date and from time to time upon reasonable request by Vinyl:

a)	copies of all articles and any amendments thereto, accompanied by a secretary’s certificate of the Issuer reasonably acceptable to Vinyl;

b)	copies all relevant Bylaws, accompanied by a secretary’s certificate of the Issuer reasonably acceptable to Vinyl;

c)	copies of all resolutions or other authorizing documents allotting or providing for the issuance of Shares, accompanied by a secretary’s certificate of the Issuer reasonably acceptable to Vinyl;

d)	a current list of the directors of the Issuer and, if the Issuer is not publicly listed, an updated list upon any change to this information;

e)	copies of all relevant documents and proceedings relating to increases and reductions in the Issuer's capital, the reorganization of or change in its share capital or the bankruptcy or the insolvency or winding-up of the Issuer, accompanied by a secretary’s certificate of the Issuer reasonably acceptable to Vinyl; and

f)	any data necessary for Vinyl to perform the services described herein.

14.2	Vinyl shall keep records relating to the services performed or made available by Vinyl pursuant to this Agreement, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry and applicable law. Vinyl agrees that all such records prepared or maintained by it relating to such services, other than Vinyl’s Proprietary Information and internal work product, are the property of the Issuer and will be preserved, maintained and made available in accordance with the requirements of law and Vinyl’s records management policy, and will be surrendered promptly to the Issuer in accordance with its request subject to applicable law and Vinyl’s records management policy.

15.	Custody

15.1	All original Share certificates and accompanying documentation surrendered to Vinyl on any transfer of Shares or exchange of Shares in respect to any change in or reorganization of capital shall be canceled by Vinyl, copied and stored as electronic images and the original copies will be destroyed.

15.2	All electronic images will be stored by Vinyl in accordance with its record retention policy. Vinyl shall not be required to retain such images after the expiry of [the period specified in such policy] and in any case is hereby authorized to delete such images after the end of a six (6) year period.

16.	Assignment

16.1	This Agreement and the obligations hereunder of each Party shall not be assignable by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that Vinyl may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its affiliates in connection with a reorganization or (ii) a person that acquires all or substantially all of the business or assets of Vinyl whether by merger, acquisition, or otherwise. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

17.	Notices

17.1	Any notice or communication to be given by one party to this Agreement to the other shall be in writing and delivered or sent, by email, courier, personal delivery, or first class insured mail, to the following address:

If to the Issuer:

Fundrise Innovation Fund II, LLC

Attention: Alison Staloch

11 Dupont Circle, NW, 9th Floor

Washington, DC, 20036

Email: astaloch@fundrise.com

Phone: (202) 584-0550

If to Vinyl:

Vinyl Equity, Inc.

Attention: Rob Schoder, Jr.

549 W Randolph St.

Suite 406

Chicago, IL 60661

rob@vinylequity.com

Phone: 847-224-1447

or to such other address as the Party to whom such notice or communication is to be given shall have last designated to the Party giving the same in the manner specified in this Section 17. Any such notice or communication shall be deemed to have been given and received by the addressee: (a) if sent by courier or personal delivery, upon actual delivery; (b) if sent by mail, five (5) business days after posting; and (c) if sent by email, upon the same business day if given during the ordinary business hours of the addressee, or the next following business day if given outside of such hours.

18.	Fees and Expenses

18.1	The Issuer shall pay Vinyl for the above-mentioned services and for all additional services required to fulfill its obligations hereunder or provided in connection herewith in accordance with the existing tariff or fees, hereto attached as Exhibit “A” – the “Fees”. The Fees may be adjusted annually by up to the annual percentage of change in the latest National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate), as published by the U.S. Department of Labor, Bureau of Labor Statistics, not to exceed three percent (3%) on an annual basis. Vinyl further reserves the right to revise the Fees, other than the annual adjustment described above, from time to time on thirty (30) days' written notice. If Vinyl proposes an increase or new charge, other than the annual adjustment described above or fees for corporate actions, reorganizations or additional services requested by the Issuer, that the Issuer does not accept, the Issuer may terminate this Agreement on thirty (30) days’ notice without early termination fee, accelerated fees or other penalty, and Vinyl shall continue performing the Services during that termination notice period at the then-current fees. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement or of any tariff or fees, the Issuer agrees to pay Vinyl such additional compensation, costs and expenses as are agreed between the parties to be warranted by any additional time, effort and/or responsibility incurred or expended by Vinyl in order to comply with any laws or regulations it may be subject to as registrar, transfer agent or as dividend paying agent, including, without limitation, unclaimed property legislation or future imposed regulations.

18.2	In the event that a corporate action or reorganization occurs, the Issuer agrees to compensate Vinyl at a rate based on the terms of the transaction, which will be set forth in a mutually agreeable addendum to the Agreement for Services for the Corporate Action or Reorganization, and the duties required of Vinyl.

18.3	All out of pocket costs and expense recoveries are payable in advance, unless otherwise agreed to in writing.

18.4	The Issuer shall pay Vinyl the fees and expenses within thirty (30) days following receipt of an invoice from Vinyl. In the event of a good faith dispute regarding any invoiced amount, the Issuer shall promptly notify Vinyl in writing and may withhold only the disputed portion of such invoice pending resolution. The Issuer shall pay all undisputed amounts when due, and the Parties shall work in good faith to resolve any dispute within thirty (30) days.

18.5	The Issuer acknowledges that late payment may be subject to interest charges as indicated on the invoice. All amounts so payable and the interest thereon will be payable out of any assets in the possession of Vinyl in priority to amounts owing to any other persons.

18.6	In the event the Issuer defaults in its payment obligations to Vinyl hereunder, Vinyl shall have the right, commencing thirty (30) days following written notification to the Issuer of such default and unless such default has been remedied, to immediately suspend service or terminate this Agreement, subject to Vinyl's rights and recourses under this Agreement or applicable law.

18.7	Expenses reimbursable to Vinyl from Issuer in connection with the Services shall be direct, reasonable, documented and actually incurred, shall not include overhead or markups except as expressly stated in Exhibit A, and shall require the Issuer’s prior written approval for any single item or related group of items exceeding $2,500.

19.	Further Assurances

19.1	The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances and execute all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement. The Parties further acknowledge that the implementation of this Agreement will require the co-operation and assistance of each of them.

20.	Tax

20.1	For the purposes of this Agreement:

a)	“Tax” or “Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any governmental authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof;

b)	“Tax Processing” means the evaluation and calculation of Taxes, the withholding and remittance of Tax, filing, preparation and issuance of Tax slips and summaries, reporting in respect of Taxes and reporting to any governmental authority in respect of the Issuer or any shareholder; and

c)	“Tax Matters” means such Tax Processing to be performed in respect of United States taxes in accordance with the Income Tax Code, the regulations thereunder and state income tax acts, as applicable that may be delegated to and accepted by Vinyl.

20.2	The Issuer shall be solely responsible for all Tax Processing relating to or arising from the duties or actions contemplated by this Agreement, except as specifically delegated to and accepted by Vinyl pursuant to this Agreement or as may otherwise be agreed in writing by the parties. Vinyl shall process only such Tax Matters as have been specifically delegated to it pursuant to this Agreement or as may be otherwise agreed in writing or required by applicable law. Vinyl shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any Tax Processing information, documentation or instructions received by Vinyl, directly or indirectly, from or on behalf of the Issuer, any shareholder or any other person. If Vinyl agrees to undertake any Tax Matters (or is required to do so by applicable law), Vinyl shall act as an agent of the Issuer for such Tax Matters in accordance with instructions from the Issuer.

21.	Counterparts

21.1	This Agreement may be executed in any number of counterparts and delivered by electronic means, each of which when so executed shall be deemed to be an original, and such counterparts together shall comprise one and the same instrument and, notwithstanding their date of execution.

22.	Force Majeure

22.1	Neither Party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes. Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is reasonably excusable under this Section 22.

23.	Entire Agreement

23.1	This Agreement and all schedules contemplated by or delivered under or in connection with this Agreement constitute the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

24.	Headings and Interpretation

24.1	The insertion of headings and the division of this Agreement into Sections and Subsections are included solely for convenience of reference and shall not affect the construction or interpretation of this Agreement. This Agreement is the joint product of the Parties, has been subject to mutual consultation, negotiation and agreement and will not be construed for or against any Party.

24.2	In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules, addendums or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

25.	Severability

25.1	If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision or render it invalid or unenforceable in any other jurisdiction or affect any other provision of this Agreement in such jurisdiction or any other jurisdiction.

26.	Termination

26.1	Except as otherwise specifically set forth herein, this Agreement may be terminated by either the Issuer or Vinyl upon sixty (60) days' notice, in writing, being given to the other.

26.2	Upon the termination of this Agreement and provided that the Issuer is in compliance with all of the terms of this Agreement, including the payment of all amounts owing to Vinyl hereunder, Vinyl shall deliver to the Issuer (or to such third party as the Issuer otherwise requests) the Registers and any other documents connected with Vinyl’s services under this Agreement as reasonably requested. A receipt signed by the Chairman, the President, any Vice President or the Corporate Secretary of the Issuer (or, where delivery to a third party is requested by the Issuer, a receipt signed by such third party) shall be a valid discharge to Vinyl.

27.	Governing Law

27.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles. The parties agree that the United States District Court for the District of Delaware, shall have sole and exclusive jurisdiction to determine any issues arising under this Agreement, and all Parties to this Agreement agree to submit to personal jurisdiction in Delaware for the purpose of resolving any issue arising under or related to this Agreement.

28.	Term

28.1 This Agreement shall commence on the Effective Date and the “Initial Service Term” shall begin on the date the Services are first made available to Client (the “Go-Live Date”) and shall continue in effect for an initial term of two (2) years thereafter, unless earlier terminated in accordance with Section 26 of this Agreement. Upon the expiration of the Initial Service Term, this Agreement shall automatically renew for successive annual periods (each, a “Renewal Term”), unless either Party provides the other with written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term. For clarity, fees for the Services will not accrue or become due until the Go-Live Date.

Notwithstanding the foregoing, the obligations of the Issuer to pay any fees and expenses due and owing to Vinyl hereunder, including any fees incurred during the Initial Term or any Renewal Term, shall survive termination or non-renewal of this Agreement.

29.	Business Day

29.1	For purposes of this Agreement, "business day" means any day on which Vinyl's offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, or a day which is not a trading day on the New York Stock Exchange.

30.	No Third Party Beneficiaries

30.1	The provisions of this Agreement are intended to benefit only Vinyl, the Issuer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

VINYL EQUITY, INC.

By:	/s/ Rob Schoder
Name:	Rob Schoder
Title:	CEO

FUNDRISE INNOVATION FUND II, LLC

By:	/s/ Alison Staloch
Name:	Alison Staloch
Title:	CFO